UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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HERITAGE-CRYSTAL CLEAN, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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HERITAGE-CRYSTAL CLEAN, INC.
2175 Point Boulevard, Suite 375
Elgin, Illinois  60123

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 6, 2010

To the shareholders of Heritage-Crystal Clean, Inc.:

The Annual Meeting of Shareholders of Heritage-Crystal Clean, Inc. (the “Company”) will be held at the Holiday Inn located at 495 Airport Road, Elgin, Illinois  60123 on May 6, 2010, at 10:00 A.M., Central Time, for the following purposes:

1.      To elect two directors to serve for terms of three years or until their successors are duly elected and qualified;

2.      To ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for fiscal 2010;

3.    To amend the Amended and Restated Certificate of Incorporation to increase the number of authorized shares of Common Stock of the Company from 15,000,000 shares to 18,000,000 shares; and

4.      To consider and transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Only shareholders of record at the close of business on March 31, 2010 are entitled to receive notice of and to vote at the Annual Meeting or any adjournments or postponements thereof.  Whether or not you expect to attend the Annual Meeting, we encourage you to vote your shares as soon as possible.  Please sign, date and mail the included proxy card in the envelope provided.  It is important that your shares be represented at the Annual Meeting, whether your holdings are large or small.

By Order of the Board of Directors,

Gregory Ray, Chief Financial Officer, Vice President,
Business Management and Secretary

April [    •    ], 2010

Important Notice Regarding the Availability Of Proxy Materials

for the Annual Meeting of Shareholders Meeting To Be Held On May 6, 2010.

Our Proxy Statement and Annual Report to Shareholders for fiscal 2009 are available on Heritage-Crystal Clean, Inc.'s website at www.crystal-clean.com under “Investor Relations.”

You may also request hard copies of these documents free of charge by writing to:  Heritage-Crystal Clean, Inc., 2175 Point Boulevard, Suite 375, Elgin, Illinois  60123, Attention: Secretary.

HERITAGE-CRYSTAL CLEAN, INC.
2175 Point Boulevard, Suite 375
Elgin, Illinois  60123

PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 6, 2010

About the 2010 Annual Meeting

This Proxy Statement is being furnished to the shareholders of Heritage-Crystal Clean, Inc. (the "Company") on or about April [    •    ], 2010 in connection with the solicitation of proxies on behalf of the Board of Directors of the Company for use at the Annual Meeting of Shareholders (the "Annual Meeting") to be held on May 6, 2010 at the time and place and for the purposes set forth in the accompanying Notice of Annual Meeting, and at any adjournments or postponements of that meeting.  The Annual Report to Shareholders for fiscal 2009 accompanies this Proxy Statement.  If you did not receive a copy of the Annual Report, you may obtain one by writing to the Secretary of the Company.  This Proxy Statement and the Annual Report are also available on the Company’s website at www.crystal-clean.com.

Voting Procedures

Voting Rights.  Only shareholders who owned common stock of the Company at the close of business on March 31, 2010 (the "record date") may attend and vote at the Annual Meeting or any adjournment or postponement of the Annual Meeting.  On the record date, [    •    ] shares of Common Stock were outstanding.  Shareholders are entitled to one vote per share of common stock that they own as of the record date on each matter that may properly come before the Annual Meeting.

If your shares are registered directly in your name with our transfer agent, you are considered the shareholder of record with respect to those shares, and these proxy materials are being sent directly to you.  As the shareholder of record,  you have the right to grant your voting proxy directly to us, or to vote in person at the Annual Meeting.  If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name,” and these proxy materials are being forwarded to you by your broker, bank or nominee who is considered the shareholder of record with respect to those shares.  As the beneficial owner, you have the right to direct your broker, bank or nominee on how to vote and are also invited to attend the Annual Meeting.  However, since you are not the shareholder of record, you may not vote these shares in person at the Annual Meeting, unless you request, complete and deliver a legal proxy from your broker, bank or nominee.  Your broker, bank or nominee has enclosed a voting instruction card for you to use in directing the broker, bank or nominee regarding how to vote your shares.

Quorum.  The presence, in person or by properly executed proxy, of a majority of the outstanding common stock on the record date is necessary to constitute a quorum at the Annual Meeting.  If a quorum is not present at the time the Annual Meeting is convened, the Company may adjourn or postpone the Annual Meeting.  Shares that are represented at the Annual Meeting but abstain from voting on any or all matters will be counted as shares present and entitled to vote in determining the presence of a quorum.  If a broker indicates on a proxy that it lacks discretionary authority as to certain shares to vote on particular matters, commonly referred to as “broker non-votes”, those shares will still be counted for purposes of determining the presence of a quorum at the meeting.  A broker non-vote occurs when a broker holding shares registered in street name is permitted to vote, in the broker’s discretion, on routine matters without receiving instructions from the client, but is not permitted to vote without instructions on non-routine matters, and the broker returns a proxy card with no vote on the non-routine matter.  Under the rules and regulations of the primary trading markets applicable to most brokers, the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for fiscal 2010 is considered a routine matter on which a broker has the discretion to vote if instructions are not received from the client.

The inspector of election appointed for the Annual Meeting will determine the number of shares of our common stock present at the Annual Meeting, determine the validity of proxies and ballots, determine whether or not a quorum is present, and count all votes and ballots.

Required Vote.  Directors are elected by a plurality of all of the votes cast, in person or by proxy.  A “plurality” means that the individuals who receive the largest number of votes are elected as directors up to the maximum number of directors to be elected at the meeting.  Abstentions and broker non-votes have no effect on the election of directors, except to the extent that the failure to vote for a director nominee results in another nominee receiving a larger number of votes.

The proposal to approve the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for fiscal 2010 will be approved if holders of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the proposal are voted in favor of the proposal.  Abstentions will have the effect of a no vote and broker non-votes will have no effect on the outcome of this proposal.

The proposal to approve the Amended and Restated Certificate of Incorporation (the “Charter Amendment”) will be approved if at least a majority of the shares outstanding are voted in favor of the proposal.  Abstentions and broker non-votes will have the effect of a vote against this proposal.

All common stock represented at the Annual Meeting by properly executed proxies received prior to or at the Annual Meeting and not properly revoked will be voted at the Annual Meeting in accordance with the instructions indicated in such proxies.  If no instructions are indicated, such proxies will be voted FOR the election of the Board's director nominees, the proposal to ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for fiscal 2010 and the proposal to approve the Charter Amendment and in the discretion of the proxy holders for all other matters that come before the Annual Meeting.  The Board of Directors of the Company does not know of any matters, other than the matters described in the Notice of Annual Meeting attached to this Proxy Statement that will come before the Annual Meeting.

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted.  Proxies may be revoked by:

•	filing with the Secretary of the Company, at or before the Annual Meeting, a written notice of revocation bearing a date later than the date of the proxy;

•	duly executing and dating a subsequent proxy relating to the common stock and delivering it to the Secretary of the Company at or before the Annual Meeting; or

•	attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute a revocation of a proxy).

Any written notice revoking a proxy should be sent to: Heritage-Crystal Clean, Inc., 2175 Point Boulevard, Suite 375, Elgin, Illinois  60123, Attention: Secretary.

Other

The proxies are solicited by the Board of Directors of the Company.  In addition to the use of the mail, proxies may be solicited personally or by telephone or facsimile transmission, by directors, officers or employees of the Company or persons employed by the Company for the purpose of soliciting proxies.  It is contemplated that brokerage houses, custodians, nominees and fiduciaries will be requested to forward the soliciting material to the beneficial owners of Common Stock held of record by such persons, and will be reimbursed for expenses incurred therewith.  The cost of solicitation of proxies will be borne by the Company.

The date of this Proxy Statement is April [    •    ], 2010.

_____________________

PROPOSAL 1:

ELECTION OF DIRECTORS

At the Annual Meeting, our shareholders will vote on the nomination of two directors to be elected for three-year terms expiring at the 2013 Annual Meeting.  The Board is divided into three classes, denominated as Class I, Class II and Class III.  Members of each class hold office for staggered three-year terms.  The terms of the Class II directors expire on the date of the 2010 Annual Meeting.  It is the intention of the persons named in the accompanying form of proxy to nominate as directors and, unless otherwise specified in a proxy by a shareholder, to vote such proxy for the election of the persons named below as nominees.  In the event any of the nominees should become unable to serve as a director, proxies may be voted for another nominee recommended by the Board.

Directors are elected by a plurality of all of the votes cast, in person or by proxy.  This means that nominees receiving the highest number of votes at the Annual Meeting will be elected, even if these votes do not constitute a majority of the votes cast.

Nominees for Election at the 2010 Annual Meeting.

The following table sets forth certain information with respect to the two director nominees, all of whom are currently Class II Board members.

Name	Age	Principal Occupation and Other Information
Donald Brinckman	79
Mr. Brinckman has served as a director on our Board since 2002.  Mr. Brinckman was the Founder of Safety-Kleen in 1968.  Mr. Brinckman served as President of Safety-Kleen from 1968 until 1998, excluding portions of 1990-1991 and 1993-1997, and for most of the thirty-year period he also served as Safety-Kleen’s Chief Executive Officer.  Mr. Brinckman was appointed Chairman of Safety-Kleen’s Board of Directors in August 1990 and served in that capacity until 1998.  Mr. Brinckman has in the past served as a director of Johnson Outdoors Inc., Paychex, Inc. and Snap-On Inc.

The Board has concluded that Mr. Brinckman should be a director of the Company because of his extensive industry experience, including being founder and former Chairman of the largest firm in the Company’s industry.  Additionally, his significant stock ownership aligns his interests with those of other stockholders.

Charles E. Schalliol	62
Mr. Schalliol has served as a director on our Board since March 2008.  Mr. Schalliol served as the Director, Office of Management and Budget, State of Indiana, from 2004 to 2007.  Mr. Schalliol served as the President and CEO of BioCrossroads, Indiana’s life science initiative, from 2003 to 2004.  Mr. Schalliol served in various executive positions, including strategic planning and investment banking, with Eli Lilly & Company from 1978 to 2003.  Mr. Schalliol serves as Chairman of the Board of Directors of First Merchant’s Corporation since 2007 and as a director since 2004 and a director of four venture capital funds.  Mr. Schalliol holds a business degree with high distinction from Indiana University and a law degree from Yale University.

The Board has concluded that Mr. Schalliol should be a director of the Company because of his financial and executive experience with the above entities and other Board experience.  His legal experience also benefits the Company.

The Board recommends a vote FOR approval of the director nominees.

The following tables set forth information with respect to our directors who are not up for election at the 2010 Annual Meeting.

Class III Directors — Terms Expire in 2011.

Name	Age	Principal Occupation and Other Information
Bruce Bruckmann	56
Mr. Bruckmann has served as a director on our Board since 2004.  Mr. Bruckmann has been a Managing Director of Bruckmann, Rosser, Sherrill & Co., Inc., a private equity investment firm, since January 1995.  From March 1994 to January 1995, Mr. Bruckmann served as Managing Director of Citicorp Venture Capital, Ltd. and as an executive officer of 399 Venture Partners, Inc. (formerly Citicorp Investments, Inc.).  From 1983 until March 1994, Mr. Bruckmann served as Vice President of Citicorp Venture Capital, Ltd. Mr. Bruckmann is also a director of Town Sports International, Inc., a fitness club operator, MWI Veterinary Products, Inc., a distributor of veterinary products, H&E Equipment Services L.L.C., a renter and distributor of industrial and construction equipment, and Mohawk Industries, Inc., a floor covering manufacturer.  Mr. Bruckmann also serves as director for a private company.

The Board has concluded that Mr. Bruckmann should be a director of the Company because of his extensive experience in investing in and advising public and private companies, as well as the fact that his significant stock ownership aligns his interests with those of other shareholders.  His broad exposure to financing and funding issues also benefits the Company.

Carmine Falcone	63
Mr. Falcone has served as a director on our Board since March 2008.  Mr. Falcone served in various operating and executive positions with Shell Group from 1968 through 2004, including roles as Executive Vice President, Oil Products, Shell Canada, as Director — Strategic Planning for Global Oil Products, Shell International, and from 1999 to 2004 as Vice President Manufacturing and Supply, Shell Oil Products USA.  Following his retirement from Shell in 2004, Mr. Falcone established CELICO Ventures LLC, a commercial real estate company, which he continues to operate.  Mr. Falcone is currently Chairman of the Board of Integrative Energy of Houston (Upstream Oil & Gas) and Chairman of the Board of The Plaza Group of Houston (Chemicals Marketing).  Mr. Falcone was a director of Centurion Energy of Calgary from 2006 to 2007. Mr. Falcone holds a Chemical Engineering degree with honors from McGill University.

The Board has concluded that Mr. Falcone should be a director of the Company because of his demonstrated skills in engineering and management with one of the world’s largest and most preeminent diversified oil companies.  Mr. Falcone’s expertise is also helpful to the company in evaluating growth opportunities.

Robert W. Willmschen, Jr.	62
Mr. Willmschen has served as a director on our Board since March 2008.  Mr. Willmschen served as Chief Financial Officer of Safety-Kleen from 1981 to 1997 and as Controller of Safety-Kleen from 1979 to 1981.  He was Executive Vice President, Finance of ABC Rail Products Corporation for approximately one year in 1998.  Since 1999, Mr. Willmschen has been engaged in managing his private investments.  Mr. Willmschen also has nine years experience in public accounting, including Audit Manager with Arthur Andersen LLP.

The Board has concluded that Mr. Willmschen should be a director of the Company because of his demonstrated financial experience in the Company’s industry area.  His CPA and public accounting experience is also beneficial to the Company and he is a designated financial expert for the Board.

Class I Directors — Terms Expire in 2012.

Name	Age	Principal Occupation and Other Information
Joseph Chalhoub	64
Mr. Chalhoub, founder of Heritage-Crystal Clean, LLC, has served as our President, Chief Executive Officer and director since the formation of the Company in 1999.  He started his career with Shell Canada as a process engineer, and he then worked for several years at SNC, an engineering firm.  In 1977 he founded Breslube Enterprises and built this into the largest used oil re-refiner in North America before selling a controlling interest to Safety-Kleen in 1987.  Mr. Chalhoub then served as an executive of Safety-Kleen from 1987 to 1998 and he was President of Safety-Kleen from 1997 to 1998.  Mr. Chalhoub holds a Chemical Engineering degree with high distinction from École Polytechnique, Montréal.

The Board has concluded that Mr. Chalhoub should be a director of the Company because he is President and Chief Executive Officer.  In addition, his significant stock ownership aligns his interests with those of other shareholders.  The Company and the Board benefit from his prior experience and knowledge gained as a senior executive of both the Company and Safety-Kleen.

Fred Fehsenfeld, Jr.	59
Mr. Fehsenfeld has served as a director on our Board since 1999.  Mr. Fehsenfeld is the general partner and has served as Chairman of the Board of Directors of Calumet Specialty Products Partners, L.P. (“Calumet Partners”) since 2006.  Mr. Fehsenfeld has served as the Vice Chairman of the Board of the predecessor to Calumet Partners since 1990.  Mr. Fehsenfeld has worked for The Heritage Group in various capacities since 1977 and has served as its Managing Trustee since 1980.  Mr. Fehsenfeld received his B.S. in Mechanical Engineering from Duke University and his M.S. in Management from the Massachusetts Institute of Technology Sloan School.

The Board has concluded that Mr. Fehsenfeld should be a director and Chairman of the Company’s Board because of his significant executive experience referred to above, as well as the fact that his significant stock ownership aligns his interests with those of other shareholders.  Mr. Fehsenfeld’s engineering and management training and senior leadership roles in other companies also benefit the Company.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors, and persons who own more than ten percent of the Company's Common Stock, to file initial reports of ownership and changes in ownership with the SEC. Based on a review of the copies of such forms furnished to the Company and written representations from the Company's executive officers and directors, to the knowledge of the Company, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with during fiscal 2009.

SECURITIES BENEFICIALLY OWNED BY MANAGEMENT AND PRINCIPAL SHAREHOLDERS

The following table sets forth information regarding the beneficial ownership of our common stock as of March 31, 2010 for:

•	each director and named executive officer;

•	each person or entity who is known by us to own beneficially more than 5% of any class of outstanding voting securities; and

•	all of our executive officers and directors as a group.

The number of shares beneficially owned by each shareholder is determined under rules promulgated by the SEC.  The information is not necessarily indicative of beneficial ownership for any other purpose.  Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting or investment power and any shares as to which the individual or entity has the right to acquire beneficial ownership within 60 days after March 31, 2010 through the exercise of any stock option, warrant or other right.  The inclusion in the following table of those shares, however, does not constitute an admission that the named shareholder is a direct or indirect beneficial owner.  Unless otherwise indicated below, to our knowledge, all persons listed below have sole voting and investment power with respect to their shares of common stock, except to the extent authority is shared by spouses under applicable law.  Unless otherwise indicated below, the address of each director and named executive officer listed below is Heritage-Crystal Clean, Inc., 2175 Point Boulevard, Suite 375, Elgin, Illinois  60123.

Name	Number of Shares Beneficially Owned(1)	Percent
Non-employee Directors:
Donald Brinckman(2)
Bruce Bruckmann(3)
Carmine Falcone
Fred Fehsenfeld, Jr.(4)
Charles Schalliol
Robert Willmschen, Jr.

Beneficial Owners owning more than 5% of common stock (other than directors and named executive officers):
The Heritage Group(5)
Bruckmann, Rosser, Sherrill & Co. II, L.P.(3)
Royce & Associates, LLC

Named Executive Officers:
Joseph Chalhoub(6)
Gregory Ray(7)
John Lucks
Tom Hillstrom

All directors and named executive officers as a group (10 persons)

	550,439	5.1%
	1,044,590	9.7%
	8,289	*
	1,012,965	9.4%
	21,680	*
	14,289	*

	3,389,958	31.5%
	951,530	8.8%
	628,347	5.8%

	1,643,447	14.7%
	325,007	3.0%
	166,684	1.5%
	24,017	*

	4,801,422	42.0%
____________

*	Less than 1%
(1)
Includes the following options to purchase shares of common stock exercisable within 60 days after March 31, 2010: Mr. Chalhoub: 436,027 shares; Mr. Lucks: 130,869 shares; Mr. Ray: 130,222 shares; and Mr. Hillstrom: 7,909 shares.

(2)	Consists of shares held in trust for which Mr. Brinckman has voting control.
(3)
Based on Schedule 13G filed with the SEC on February 17, 2009, BRS-HCC Investment Co., Inc. is wholly owned by Bruckmann, Rosser, Sherrill & Co. II, L.P., or BRS II, and related persons, with BRS II owning 99.81% of BRS-HCC Investment Co., Inc. BRSE LLC is the general partner of BRS II, and by virtue of such status may be deemed to be the beneficial owner of the shares held by BRS II.  Bruce Bruckmann is a member and manager of BRSE LLC, and, together with Harold O. Rosser, Stephen C. Sherrill and Thomas J. Baldwin, shares the power to direct the voting or disposition of shares held by BRS II and BRS-HCC Investment Co., Inc.; however, none of these persons individually has the power to direct or veto the voting or disposition of shares held by BRS II or BRS-HCC Investment Co., Inc. BRSE LLC and Messrs. Bruckmann, Rosser, Sherrill and Baldwin expressly disclaim beneficial ownership of the shares held by BRS-HCC Investment Co., Inc. The address of this stockholder is 126 East 56th Street, New York, NY 10022.

(4)
Based on a Schedule 13G/A filed with the SEC on January 19, 2010.  Includes 10,000 shares held by Mr. Fehsenfeld’s family members (specifically, his spouse and two children).  Mr. Fehsenfeld disclaims beneficial ownership of the shares of common stock owned by these family members except to the extent of his pecuniary interest therein.  In addition, Mr. Fehsenfeld serves as one of five trustees who together are empowered to act on behalf of The Heritage Group.  Mr. Fehsenfeld disclaims beneficial ownership of the shares of common stock owned by The Heritage Group except to the extent of his pecuniary interest therein.

(5)
Based on a Schedule 13G/A filed with the SEC on January 19, 2010.  The Heritage Group is a general partnership formed under the laws of the State of Indiana.  Thirty grantor trusts own all of the outstanding general partner interests in The Heritage Group.  Five trustees, acting on behalf of each of these trusts, have the duty and have been empowered to carry out the purposes of the general partnership pursuant to the Articles of Partnership.  The five trustees are Fred M. Fehsenfeld, Jr., James C. Fehsenfeld, Nicholas J. Rutigliano, William S. Fehsenfeld and Amy M. Schumacher.  The address of The Heritage Group is 5400 West 86th Street, Indianapolis, Indiana  46268.

(6)	Joseph Chalhoub has voting control over the shares held by the entity named J. Chalhoub Holdings, Ltd., but disclaims beneficial ownership, other than to the extent of his pecuniary interest therein.
(7)	Includes shares held in trust for which Mr. Ray has voting control.

CORPORATE GOVERNANCE

General

Our business and affairs are managed under the direction of our Board of Directors.  Our bylaws specify that the Board shall initially consist of seven directors, with such number thereafter to be determined from time to time by the Board.  We currently have seven directors.  Our Board of Directors has an audit committee, a compensation committee and a nominating and governance committee (the “nominating committee”).  Fred Fehsenfeld, Jr. serves as the Chair of our Board.

Director Independence

Our Board of Directors is comprised of a majority of independent directors.  In general, the Board of Directors determines whether a director is independent by following the listing standards of the Nasdaq Global Select Market (the “Nasdaq listing standards”), in addition to other factors it may deem relevant.  The Board of Directors has determined that each of the following directors is independent: Bruce Bruckmann, Carmine Falcone, Charles E. Schalliol and Robert W. Willmschen, Jr.

Board Meetings

The Board of Directors met seven times during fiscal 2009.  Independent directors of the Company meet regularly as a group in conjunction with regularly scheduled meetings of the Board of Directors.  Each director attended at least 75% of all Board and applicable committee meetings held during the period that such director served in fiscal 2009.

The Audit Committee

The audit committee was formed in connection with our initial public offering and met six times in fiscal 2009.  The audit committee has functions that include appointing, terminating, evaluating, and setting the compensation of our independent registered public accounting firm; meeting with the independent registered pubic accounting firm to review the scope, accuracy and results of the audit; and making inquiries as to the adequacy of our accounting, financial and operating controls.  Mr. Willmschen is the Chair and Messrs. Falcone and Schalliol are the other members of the audit committee.  The Board of Directors has determined that Messrs. Willmschen, Falcone and Schalliol are independent in accordance with Nasdaq listing standards and the rules and regulations of the SEC.  In addition, the Board of Directors has also determined that Mr. Willmschen is an "audit committee financial expert" in accordance with the standards established by the SEC.  The audit committee charter is available both on our website and in print.  See "Availability of Certain Documents."

The Compensation Committee

The compensation committee met four times during fiscal 2009.  Mr. Bruckmann is the Chair and Messrs. Falcone and Schalliol are the other members of the compensation committee.

The compensation committee’s responsibilities include, among other duties, the responsibility to:

•
review and approve corporate goals and objectives relevant to the compensation for executive officers, evaluate the performance of executive officers in light of those goals and objectives, and recommend the compensation level of executive officers based on this evaluation.  The compensation and performance of the Chief Executive Officer is also then reviewed with and subject to approval by the Board;

•	administer incentive compensation plans and equity-based plans established or maintained by the Company from time to time, such as the 2008 Omnibus Plan;

•	review succession plans concerning positions held by corporate officers;

•	review the employee benefits made available to executive officers; and

•	recommend to the Board the compensation for Board members.

The compensation committee charter is available both on our website or in print.  See "Availability of Certain Documents."

A description of the Company's processes and procedures for the consideration and determination of executive compensation is included in the section entitled "Executive Compensation – Compensation Discussion and Analysis" below.

The Nominating Committee

The nominating committee met one time during fiscal 2009.  Mr. Schalliol is the Chair and Messrs. Bruckmann and Falcone are the other members of the nominating committee.  All the members of the nominating committee are independent in accordance with Nasdaq listing standards.  The role of the nominating committee is to develop and recommend to our Board criteria for Board and committee membership, review the qualifications of candidates for director, nominate candidates for election to our Board, oversee our corporate governance policies and practices, develop and recommend to our Board corporate governance guidelines, and oversee a review of the performance of our Board and its committees at least annually.  The nominating committee charter is available both on our website and in print.  See "Availability of Certain Documents."

Annual Meeting Attendance Policy

The Company expects all Board members to attend the annual meeting of shareholders, but from time to time, other commitments may prevent all directors from attending each meeting.  All of our directors attended our fiscal 2009 annual meeting of shareholders.

Compensation Committee Interlocks and Insider Participation

During fiscal 2009, no executive officer of the Company served on the Board of Directors or compensation committee of any other company with respect to which any member of the compensation committee was engaged as an executive officer.  No member of the compensation committee was an officer or employee of the Company during fiscal 2009, and no member of the compensation committee was formerly an officer of the Company.

Director Nominations

The nominating committee is responsible for screening potential director candidates and recommending qualified candidates to the Board for nomination.  The nominating committee considers recommendations of potential candidates from current directors, management and shareholders.  Shareholders’ nominations for directors must be made in writing and include the nominee’s written consent to the nomination and sufficient background information on the candidate to enable the nominating committee to assess his or her qualifications.

For consideration at the 2011 Annual Meeting, director nominations must be delivered to the Secretary of the Company no later than the close of business on February 25, 2011, but no earlier than the close of business on January 26, 2011.

Article II, Section 9 of our bylaws sets forth the process for submitting director nominations.  Notice of nomination must include: (i) with respect to each proposed nominee, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (including such person’s written consent to being named in the Proxy Statement as a nominee and to serving as a director if elected); (ii) the name and address of the shareholder who intends to make the nomination (including the beneficial owner, if any, on whose behalf the proposal is made) as they appear on the Company’s books, (iii) the number of shares of common stock owned beneficially and of record by such shareholder submitting the nomination (include those owned by the beneficial owner, if any, on whose behalf the proposal is made) as of the date such notice is given, (iv) a representation that such shareholder intends to appear in person or by proxy at the meeting to propose such business; (v) if the shareholder intends to solicit proxies in support of such stockholder’s proposal, a representation to that effect.

Although neither the nominating committee nor the Board has a diversity policy, the Board is committed to a diversified membership, in terms of both the individuals involved and their various experiences and areas of expertise.  The nominating committee has not established specific minimum age, education, years of business experience or specific types of skills for potential director candidates, but, in general, expects qualified candidates will have ample experience and a proven record of business success and leadership.  Nominees for director shall be selected on the basis of experience, integrity, ability to make independent analytical inquiries, understanding of the Company’s business environment and willingness to devote adequate time to Board duties.  Board members are expected to diligently prepare for, attend, and participate in all Board and applicable committee meetings.  Each Board member is expected to ensure that other existing and planned future commitments do not materially interfere with the member’s service as a director.  The Board applies these criteria in evaluating candidates nominated by stockholders as well as in evaluating those recommended by other sources.  The committee also considers whether candidates would be “independent” for purposes of the Nasdaq listing standards and SEC rules and regulations.  General criteria is reviewed annually by the nominating committee and the Board to ensure they remain pertinent and robust.

As provided in its charter, the nominating committee follows procedures which the committee deems reasonable and appropriate in the identification of candidates for election to the Board and evaluating the background and qualifications of those candidates.  Those processes can include consideration of nominees suggested by an outside search firm, incumbent Board members, and shareholders.

The Company has not received any shareholder recommendations of director candidates with regard to the election of directors covered by this Proxy Statement.

Communications with the Board

Shareholders and other interested parties may communicate with one or more members of the Board or the non-management directors as a group in writing by regular mail to either the Board of Directors, an individual director or directors or Chair of the nominating committee with respect to the non-management directors c/o Corporate Secretary, 2175 Point Boulevard, Suite 375, Elgin, Illinois  60123.

The Board has instructed the Corporate Secretary to review all communications so received, and to exercise his discretion not to forward to the Board correspondences that are inappropriate such as business solicitations, frivolous communications and advertising, routine business matters (i.e. business inquiries, complaints or suggestions) and personal grievances.  However, any director may at any time request the Corporate Secretary to forward any and all communications received by the Corporate Secretary but not forwarded to the directors.

Code of Business Conduct and Ethics

The Company adopted a Code of Business Conduct and Ethics that applies to all executive officers, directors and employees.  The Code of Business Conduct and Ethics defines each individual’s obligations when representing the Company.  The Company’s Code of Business Conduct and Ethics is available both on the Company’s website and in print.  See "Availability of Certain Documents."

COMPENSATION DISCUSSION AND ANALYSIS

Executive Compensation Objective

The objective of our executive compensation program is to attract and retain the best suited individuals with the knowledge and capability to run our business to achieve the performance expectations set by our shareholders.  Our philosophy is to link each executive’s compensation to the success of the business, with a focus on continuous growth and development of sustainable shareholder value.  Our philosophy is also to keep the executive officer compensation program well-defined and easily understood.  Our compensation committee determines the amount of each element of compensation, as well as the overall mix of compensation elements, based on our objective of recruiting and retaining valuable employees and remaining competitive within our industry.  Our compensation committee makes compensation determinations in accordance with information that its members have gathered in their many years of industry experience and consultant studies that reflect current practices and trends.

Named Executive Officers

In this Compensation Discussion and Analysis, we discuss the compensation packages and fiscal 2009 compensation of Joseph Chalhoub, our President, Chief Executive Officer and Director, John Lucks, our Vice President of Sales, Gregory Ray, our Chief Financial Officer, Vice President, Business Management and Secretary, and Tom Hillstrom, our Vice President of Operations.  Further details relating to the compensation paid to these named executive officers in fiscal 2009 and their employment arrangements with the Company can be found in the “Summary Compensation Table” and the supplemental tables that follow it.

Compensation Committee

Prior to the completion of our initial public offering in fiscal 2008, the Board of Directors played an active role in approving the compensation awarded to the named executive officers.  With the completion of our initial public offering in fiscal 2008, the compensation committee has taken on a more prominent role in the compensation of our executive officers.  The compensation committee is appointed by the Board, in part, to oversee the programs under which performance is evaluated and compensation is paid or awarded to our executive officers.

The agenda for each meeting of the compensation committee is determined by its Chair with the assistance of Mr. Chalhoub, our Chief Executive Officer.  Compensation committee meetings are regularly attended by Mr. Chalhoub.  At each meeting, the compensation committee has the opportunity to meet in executive session.

Our compensation committee annually reviews the compensation of each of our executive officers and makes recommendations to our Board of Directors for approval.  In connection with our initial public offering in fiscal 2008, the compensation committee engaged a consultant to evaluate current executive compensation plans and provide the compensation committee with competitive information regarding executive officer compensation and general industry best practices.  For 2009, the compensation committee engaged Buck Consultants to conduct an extensive analysis of the executive compensation.  The compensation consultant compared the compensation against two peer groups.  The first group is an industry peer group representing companies in the environmental and facilities services industry.  The companies selected are of similar size and scope as us while also addressing the growth aspirations in our business plans.  The industry peer group is a small group as there are a limited number of direct competitors of similar size.  Consequently, the consultants created a second peer group.  The second peer group consists of similar size companies with a business model of selling or renting and servicing equipment on a regular basis as well as being in the market for people with similar talents and skills geared to high-growth companies.

The first peer group represents companies in the environmental and facilities services industry and includes:

American Ecology Corp
Casella Waste Sys Inc.
Perma-Fix Environmental Services
Waste Industries USA Inc.
Waste Services Inc.
WCA Waste Corp.

The second peer group represents companies of similar size with a business model of selling or renting and servicing equipment on a regular basis and includes:

3D Systems Corp.	Industrial Services Amer Inc.	Standard Parking Corp.
Amtech Systems Inc.	LMI Aerospace Inc.	Symyx Technologies Inc.
Atwood Oceanics	Mitcham Industries Inc.	T-3 Energy Services, Inc.
Dril-Quip Inc.	Natural Gas Services Group	Tesco Corp.
Exterran Partners, L.P.	Omni Energy Services Corp.
Fortress International Group, Inc.	Semitool Inc.

The compensation committee and Board use their collective knowledge and experience, together with the information provided by the compensation consultants, to establish compensation for each executive officer.

The compensation committee acting upon recommendations of the Chief Executive Officer set and approved all compensation awarded to our executive officers.  Our Chief Executive Officer, Mr. Chalhoub, participated in discussions with the compensation committee with respect to the compensation packages of each of our executive officers.  Mr. Chalhoub participated in discussions regarding his own compensation only where the compensation committee requested his participation.

Components of Executive Compensation

Our executive officer compensation program has the following components:

Base Pay

Base pay is intended to provide the executive with recurring compensation that reflects our size as well as the employment market for our executive officers.  Each executive’s individual experience, responsibilities, and performance are also taken into consideration.  Base salary also takes total salary into consideration to ensure that our philosophy regarding overall compensation is maintained.  The base pay component of compensation is reviewed annually by the compensation committee.  The compensation committee is afforded broad discretion with respect to increasing the base salaries of our executives and other key management personnel, and generally bases such increases on the growth and performance of the company, individual job performance and our compensation objectives described above under “Compensation Discussion and Analysis - Executive Compensation Objective.”  Increases in base salary do not directly affect determinations regarding bonuses and other compensation, and the allocation of total compensation between base salary and other components of compensation is determined by the compensation committee in accordance with information that the members have gathered in their many years of industry experience.  As set forth in the “Summary Compensation Table” below, each of the executive officers’ base pay increased in fiscal 2009, and the salaries increased on average 12% with Mr. Chalhoub’s base salary increasing 25% from salary levels for 2008.  This was based in part upon an assessment by the compensation committee that the previous salaries were below the salaries provided by similarly sized companies.  In March 2010, the compensation committee approved the base salaries for the executive officers for fiscal 2010 to be the same as 2009.  There was no increase proposed by the company based on the economic climate in fiscal 2009.

Cash Bonus

In connection with our initial public offering in fiscal 2008, we adopted the Heritage-Crystal Clean, Inc. Performance-Based Annual Incentive Plan, which we refer to as the Annual Incentive Plan.  The first awards to be made under the Annual Incentive Plan were made for fiscal 2008.  The Annual Incentive Plan is designed to provide annual cash awards that satisfy the conditions for performance-based compensation under Section 162(m) of the Internal Revenue Code.  The Annual Incentive Plan is administered by the compensation committee.  Under the Annual Incentive Plan, the compensation committee has the authority to grant annual incentive awards to our executive officers or other key employees.  Each annual incentive award will be paid out of an incentive pool established for a performance period.  Typically, the performance period will be our fiscal year.  The incentive pool will equal a percentage of our operating income for the fiscal year as determined by the compensation committee.  The compensation committee will allocate an incentive pool percentage to each designated participant for each performance period.  In no event may the incentive pool percentage for any one participant exceed 50% of the total pool for that performance period.  For purposes of the annual incentive plan, “operating income” means our operating income for a performance period as reported on our income statement computed in accordance with generally accepted accounting principles, but excludes (i) the effects of charges for restructurings, (ii) discontinued operations, (iii) extraordinary items or other unusual or non-recurring items, and (iv) the cumulative effect of tax or accounting changes.  Each participant’s incentive award is determined by the compensation committee based on the participant’s allocated portion of the incentive pool and attainment of specified performance measures subject to adjustment in the sole discretion of the compensation committee.  In no event may the portion of the incentive pool allocated to a participant who is a covered employee for purposes of Section 162(m) of the Code be increased in any way, including as a result of the reduction of any other participant’s allocated portion, but such portion may be decreased by the compensation committee.

In accordance with the Annual Incentive Plan, at the beginning of fiscal 2009, the compensation committee determined a projected cash bonus pool of $0.8 million which was 10% of our fiscal 2009 projected operating income.  The projected cash bonus pool, or projected total pool is divided into two portions: 80% represents the projected bonus pool and 20% represents the projected discretionary pool.  Each participant is allocated a certain percentage of the target distribution amount, based upon employee reviews, years of service and job responsibilities, allowing for the calculation of individual target distribution amounts.  The Company targeted discretionary bonuses equal to 25% of the budgeted bonuses, but allocation of such amounts is based on individual performance at the end of fiscal 2009.  The actual cash bonus pool is calculated by applying the same percentage used to calculate our projected cash bonus pool to our actual operating earnings for fiscal 2009.  If the actual cash bonus pool is more or less than the projected cash bonus pool, then the individual target distribution amounts are adjusted accordingly, up or down, on a pro rata basis.  The remaining twenty percent of the actual cash bonus pool was assigned after the end of fiscal 2009 to participants as a discretionary bonus based on the CEO's assessment of the individual's contribution with support from the compensation committee.

The fiscal 2009 actual cash bonus pool was $272,500 as operating income, as adjusted, was $3.3 million.  The cash bonus pool was less than the determined 10% of operating income as some participants in the cash bonus pool did not achieve the targets for the discretionary portion of the cash bonus.  Because the actual cash bonus pool was significantly lower than the projected cash bonus pool, bonuses for fiscal 2009 under the Annual Incentive Plan were significantly lower than fiscal 2008.  Our named executive officers were allocated the following percentage of the non-discretionary portion of the cash bonus pools for fiscal 2008: 17% to Joseph Chalhoub, 10% to John Lucks, 8% to Gregory Ray and 7% to Tom Hillstrom.  For fiscal 2009 our named executive officers were allocated the following percentage of the non-discretionary portion of the cash bonus pools: 19% to Joseph Chalhoub, 10% to John Lucks, 8% to Gregory Ray and 6% to Tom Hillstrom.  For fiscal 2009, after taking into consideration the non-discretionary and discretionary amounts, our named executive officers received the following percentages of the cash bonus pool: 25% to Joseph Chalhoub, 14% to John Lucks, 11% to Gregory Ray and 7% to Tom Hillstrom.

In March 2010, the compensation committee has determined that the aggregate 2010 cash bonus pool for bonuses paid under the Annual Incentive Plan will equal 10% of the Company’s operating income and the compensation committee allocated the following percentages of the bonus pool to the named executive officers: 17% to Joseph Chalhoub, 9% to John Lucks, 7% to Gregory Ray and 5% to Tom Hillstrom. Of the total cash bonus pool, $50,000 is allocated for the CEO to distribute as he deems most appropriate.

Long-Term Equity Compensation

We are committed to long-term incentive programs for our executives that promote our long-term growth and encourage employee retention and stock ownership.  Each of our executive officers has made cash investments to purchase equity in our company.  As co-owners of our business, we believe that our executive officers each have a significant financial interest in the long term success of our company.  We have encouraged employees to purchase equity interests in our company and determine the amount of long-term equity compensation to be offered to the employee based upon job responsibilities, years of service and employee reviews.  We believe that our executive officers should be rewarded with a proprietary interest in the Company for continued long-term performance and to attract, motivate and retain qualified and talented executives.

2008 Omnibus Incentive Plan

We believe that our long-term equity compensation program achieves the goal of aligning the executives’ compensation with our long-term growth, and thus aligns the executives’ interests with our stockholders’ interests.  We adopted the 2008 Omnibus Incentive Plan (the “Omnibus Plan”) in connection with our initial public offering in fiscal 2008.  The Omnibus Plan permits the issuance of long-term incentive awards to our employees and non-employee directors and employees of our subsidiaries to promote the interests of our company and our stockholders.  It is designed to promote these interests by providing such employees and eligible non-employee directors with a proprietary interest in pursuing the long-term growth, profitability and financial success of our company.  The Omnibus Plan is administered by our compensation committee.  The aggregate number of shares of our common stock that may be issued under the Omnibus Plan will not exceed 1,902,077 (subject to the adjustment in the event of a stock split, stock dividend, recapitalization, reorganization or similar transaction).  No participant may receive in any calendar year awards relating to more than 500,000 shares of our common stock.  Awards may consist of stock options (incentive stock options or nonqualified stock options), stock appreciation rights, or SARs, restricted stock, restricted stock units, or RSUs, deferred stock units, or DSUs, performance shares, performance cash awards, and other stock or cash awards.  The exercise price of any stock option must be equal to or greater than the fair market value of the shares on the date of the grant, unless it is a substitute or assumed stock option, restricted stock, restricted stock unit or deferred stock unit, performance share, performance cash award, stock awards, other stock or cash awards.  The term of any award made under this plan cannot be longer than ten years.

We intend to make annual grants of equity to our executive officers under our Omnibus Plan.  We do not have any formal policy with respect to allocations between stock options and restricted stock awards.  Together with the compensation committee, we believe that stock options and restricted stock awards align employees’ interests with stockholders.  Although the company has awarded stock options in the past, the compensation committee is considering moving towards rewarding the executives with restricted stock awards with a performance condition.  The number of stock options awarded to an executive officer in 2009 was based on the individual’s level in the organization, competitive practices, individual performance and internal pay equity.  The compensation committee does not assign specific weights to these criteria.

On March 25, 2009, the compensation committee granted to Messrs. Chalhoub, Lucks, Ray and Hillstrom options to purchase 45,748, 14,420, 11,831 and 9,113 shares of common stock, respectively under our Omnibus Plan.  The per share exercise price for the options was $7.33 and was the closing market price of our common stock on Nasdaq on the grant date.  These options vest in equal amounts over the first four anniversaries of the option grant and have ten year terms.  The equity award levels were determined based upon general market data and reflect a percentage of each executive’s cash compensation for the prior year.  The equity awards vary among the executives based upon their positions with the company.  The 2010 awards are not yet determined

Other Compensation

Our Non-Qualified Deferred Compensation Plan

In connection with our initial public offering in fiscal 2008, we adopted the Heritage-Crystal Clean, Inc. Non-Qualified Deferred Compensation Plan, which is designed to provide a select group of highly compensated employees, and non-employee directors, the benefits of a non-qualified, unfunded plan of deferred compensation subject to Section 201(2) of ERISA and the provisions of Section 409A of the Internal Revenue Code.  Under the plan, all non-employee directors will be permitted to make an irrevocable election to defer the receipt of all or a portion (not less than 25%) of their annual retainer and/or meeting fees into a nonqualified, unfunded deferred compensation plan.  In addition, select employees will be entitled to make an irrevocable election to defer receipt of up to 75% of base salary and up to 100% of any bonus.  We may make discretionary contributions to participants’ deferred accounts.  The plan administrator shall select one or more investment funds that will be used to credit participants’ deferral accounts with income and gains, and charge deferral accounts with losses, expenses, and distributions.  Distribution of funds from deferral accounts to participants shall be made according to distribution dates specified by the participant.  Payment of the vested portion of a participant’s deferral account shall be made in cash in the form of a single lump sum or a series of annual installments over a period not exceeding ten years.  None of our executive officers are currently participating in the deferred compensation plan.

Employment Agreements and Severance Benefits

We have entered into employment agreements with each of Messrs. Chalhoub, Lucks, Ray and Hillstrom.  The employment agreements with Messrs. Chalhoub, Lucks and Ray provide for severance payments and continuation of benefits upon termination of employment.  Mr. Hillstrom’s employment agreement does not entitle him to any cash severance or continuation of benefits.  See “Employment Agreements and Potential Payments upon Termination or Change-In-Control.”

Internal Revenue Code Section 162(m)

Favorable accounting and tax treatment of the various elements of our compensation program is an important consideration in their design, but it is not the sole consideration.  Section 162(m) of the Internal Revenue Code limits the deductibility of certain items of compensation paid to the named executive officers to $1,000,000 annually, unless the compensation qualifies as “performance based compensation” or is otherwise exempt under Section 162(m).  To maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals, we have not adopted a policy that all compensation must be deductible.  In this regard, we believe that Section 162(m) will not prevent us from receiving a tax deduction in fiscal 2009 for the compensation paid to our named executive officers because compensation amounts awarded were less than the $1,000,000 limit.  In addition, under a transition rule for new public companies, the deduction limits under Section 162(m) do not apply to any compensation paid pursuant to a compensation plan or agreement that existed during the period in which the corporation was not publicly held, to the extent that the prospectus accompanying the initial public offering disclosed information concerning those plans or agreements that satisfied all applicable securities laws then in effect.  We believe that we can rely on this transition rule until our 2011 annual meeting of stockholders.  While we consider the potential impact of Section 162(m) on our compensation decisions, we may approve compensation for an executive officer that does not meet the deductibility requirements of Section 162(m) in the future in order to maintain competitive compensation packages and attract talented leaders.

In fiscal 2006, we began expensing equity awards in accordance with FASB Topic 718.  Like many of the companies within our peer group, we have taken measures to ensure that our equity granting practice remains competitive.

Board Leadership Structure and Risk Oversight

We separate the roles of Chief Executive Officer and Chairman of the Board of Directors in recognition of the differences between the two roles.  The Chief Executive Officer is responsible for setting the strategic direction for the Company and the day to day leadership and performance of the Company, while the Chairman of the Board of Directors provides guidance to the Chief Executive Officer and sets the agenda for Board meetings and presides over meetings of the full Board.  We also believe that separation of the positions reinforces the independence of the Board of Directors in its oversight of the business and affairs of the Company, and creates an environment that is more conducive to objective evaluation and oversight of management’s performance, increasing management accountability and improving the ability of the Board of Directors to monitor whether management’s actions are in the best interests of the Company and its shareholders.  We do not have a lead independent director.

The Board’s role in the Company’s risk oversight process includes receiving regular reports from members of senior management on areas of material risk to the Company, including operational, financial, legal and regulatory, and strategic and reputational risks.  The full Board of Directors (or the appropriate committee in the case of risks that are under the purview of a particular committee) receives these reports to enable it to understand our risk identification, risk management and risk mitigation strategies.  The Company’s compensation committee is responsible for overseeing the management of risks relating to the Company’s executive compensation plans and arrangements.  The audit committee oversees management of financial risks.  The corporate governance and nominating committee manages risks associated with the independence of the Board of Directors and potential conflicts of interest.

While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board of Directors is regularly informed of such risks through committee reports at the Board of Directors meeting following a given committee meeting.  This enables the Board and its committees to coordinate the risk oversight role, particularly with respect to risk interrelationships.

In addition to the Company’s formal compliance program, the Board of Directors encourages management to promote a corporate culture that understands risk management and incorporates it into the overall corporate strategy and day-to-day business operations.  The Company’s risk management structure also includes an ongoing effort to assess and analyze the most likely areas of future risk for the Company.  As a result, the Board of Directors (and its committees) periodically asks the Company’s executives to discuss the most likely sources of material future risks and how the Company is addressing any significant potential vulnerability. The Company has reviewed its compensation policies and practices for its employees and does not believe such policies and practices are reasonably likely to have a material adverse effect on the Company.

Compensation Committee Report

The Committee has reviewed and discussed the “Compensation Discussion and Analysis” required by Item 402(b) of Regulation S-K with management.  Based on such review and discussions, the Committee recommended to the Board of Directors that the “Compensation Discussion and Analysis” be included in this proxy statement on Schedule 14A.

Respectfully submitted,

Bruce Bruckmann, Chair
Carmine Falcone, member
Charles E. Schalliol, member

The Compensation Committee Report and related disclosure shall be deemed incorporated by reference into the Company’s Annual Report on Form 10-K for the year ended January 2, 2010, but shall not be otherwise incorporated by reference by any general statement incorporating this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such Acts.

NAMED EXECUTIVE OFFICER COMPENSATION

Executive Compensation Tables

The following table sets forth the aggregate amounts of compensation paid or accrued by us during the fiscal years ended January 2, 2010, January 3, 2009 and December 29, 2007, respectively, for services rendered in all capacities by our Chief Executive Officer, Chief Financial Officer and our other named executive officers who were employed by us as of January 2, 2010, January 3, 2009 and December 29, 2007 respectively, and whose total compensation exceeded $100,000 during that fiscal year.  Compensation reported for fiscal year ended December 29, 2007, and the portion of compensation awarded in fiscal 2008 prior to our initial public offering in March 2008, occurred when we were a private company and therefore may not be indicative of how we will award compensation to our executive officers in the future as a public company.

Summary Compensation Table
Name and Principal		Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	All Other Compensation
Position	Year	($)	($)(1)	($)(2)	($)(3)	($)(1)	($)(4)	Total ($)

Joseph Chalhoub,	2009	$355,000	—	—	$148,224	$68,362	$9,536	$581,122
President, and Chief	2008	$284,750	—	—	$1,655,901	$110,860	$11,008	$2,062,519
Executive Officer	2007	$220,000	$172,945	—	—	—	$18,950	$411,895

John Lucks,	2009	$221,200	—	—	$46,721	$36,754	$1,230	$305,905
Vice President of Sales	2008	$214,750	—	$172,500	$496,330	$61,600	$11,008	$956,188
	2007	$190,000	$96,656	—	—	—	$18,750	$305,406

Gregory Ray,	2009	$195,500	—	—	$38,332	$30,616	$10,136	$274,584
Chief Financial Officer, Vice President,	2008	$189,750	—	—	$496,330	$54,978	$11,008	$752,066
	2007	$167,000	$86,266	—	—	—	$18,750	$272,016
Business Management and Secretary

Tom Hillstrom,	2009	$170,000	––	––	$29,526	$19,493	$8,624	$227,643
Vice President of Operations	2008	$152,000	––	$103,500	$21,961	$39,620	$8,942	$326,023
	2007	$142,000	$62,167	—	—	—	$7,453	$211,620

____________

(1)
The bonuses earned in fiscal 2007 were paid in February 2008.  The non-equity incentive plan compensation earned in fiscal 2009 and fiscal 2008 was paid in March 2010 and March 2009, respectively.  See “— Compensation Discussion and Analysis — Components of Executive Compensation — Cash Bonus” for more information.

(2)
Reflects restricted stock granted under the Key Employee Membership Interest Trust that vested upon the completion of our initial public offering (“IPO”) in March 2008.  Reflects the value of the amounts recognized for financial reporting purposes in accordance with FASB Topic 718.

(3)
For information regarding these option awards, see the table “Outstanding Equity Awards at 2009 Fiscal Year End” set forth below.  Reflects the aggregate grant date fair market value granted during the year in accordance with FASB Topic 718.

(4)	The compensation represented by the amounts set forth in the “All Other Compensation” column for the named executive officers are detailed in the following table:

Name	Year	Car Allowance	Company 401(k) Match	Long-term Disability Insurance Premium Payment	Total

Joseph Chalhoub	2009	—	$9,200	$336	$9,536
	2008	$1,500	$9,200	$308	$11,008
	2007	$9,750	$9,200	—	$18,950

John Lucks	2009	—	$894	$336	$1,230
	2008	$1,500	$9,200	$308	$11,008
	2007	$9,750	$9,000	—	$18,750

Gregory Ray	2009	—	$9,800	$336	$10,136
	2008	$1,500	$9,200	$308	$11,008
	2007	$9,750	$9,000	—	$18,750

Tom Hillstrom	2009	—	$8,288	$336	$8,624
	2008	—	$8,634	$308	$8,942
	2007	—	$7,453	—	$7,453

Grants of Plan-Based Awards in Fiscal 2009

The table below sets forth specific information with respect to each grant of an award made under any of our plans to our named executive officers during fiscal year 2009.

Name	Type of Award	Grant Date	Target Payouts Under Non- Equity Incentive Plan Awards(1)	All Other Option Awards: Number of Securities Underlying Options(2)	Exercise or Base Price of Option Awards ($/Share)(3)	Closing Price of Stock on Date of Grant(4)	Grant Date Fair Value of Stock and Option Awards

Joseph Chalhoub	Stock option	3/25/2009		45,748	$7.33	$7.33	$148,224
	Non-equity incentive bonus	3/6/2009	$175,400
John Lucks	Stock option	3/25/2009		14,420	$7.33	$7.33	$46,721
	Non-equity incentive bonus	3/6/2009	$94,300
Gregory Ray	Stock option	3/25/2009		11,831	$7.33	$7.33	$38,332
	Non-equity incentive bonus	3/6/2009	$78,500
Tom Hillstrom	Stock option	3/25/2009		9,113	$7.33	$7.33	$29,526
	Non-equity incentive bonus	3/6/2009	$51,900

____________

(1)
Awards under the Management Incentive Plan for fiscal 2009 already have been determined as described in the section captioned “Cash Bonus” included in the Compensation Discussion and Analysis above.  There was no threshold or maximum for these awards.

(2)	These options gradually vest one-fourth each year, starting with the first anniversary from the grant date of March 25, 2009.

(3)	The exercise price for all of the stock options listed in the table is equal to the closing price of the stock on the grant date.

(4)	Represents the closing sales price of our common stock on March 25, 2009.

Outstanding Equity Awards at 2009 Fiscal Year End

The table below includes certain information with respect to stock options previously awarded to our named executive officers that were outstanding as of January 2, 2010.

	Number of Securities Underlying Unexercised Options (#)(1)
Name	Exercisable	Unexercisable(2)	Option Exercise Price	Option Expiration Date
Joseph Chalhoub	424,590	—	$11.50	3/17/2018
	—	45,748	$7.33	3/25/2019
John Lucks	127,264	—	$11.50	3/17/2018
	—	14,420	$7.33	3/25/2019
Gregory Ray	127,264	—	$11.50	3/17/2018
	—	11,831	$7.33	3/25/2019
Tom Hillstrom	5,631	—	$11.50	3/17/2018
	—	9,113	$7.33	3/25/2019

__________

(1)	These options were awarded under our Omnibus Plan and fully vested upon completion of our IPO in fiscal 2008.

(2)	These options gradually vest one-fourth each year, starting with the first anniversary from the grant date of March 25, 2009.

Option Exercises and Stock Vested in Fiscal 2009

No stock options vested or were exercised by any of our named executive officers during fiscal 2009.

Employment Agreements and Potential Payments upon Termination or Change-In-Control

Agreements with Mr. Chalhoub

We have entered into an employment agreement with Joseph Chalhoub under which Mr. Chalhoub serves as our President and Chief Executive Officer and as a member of our Board of Directors.  The agreement automatically renews for successive one year renewal terms every year, until either party delivers notice of termination at least 30 days prior to the first day of the applicable renewal term.  Under the agreement, Mr. Chalhoub is entitled to a minimum annual base salary of $355,000, plus benefits and reimbursement of reasonable business expenses.  Mr. Chalhoub’s employment agreement, by its terms, is deemed to be automatically amended upon each base salary increase approved by the Board of Directors.  Mr. Chalhoub is also entitled to an annual bonus payable out of a cash bonus pool for Mr. Chalhoub and other key management personnel equal to ten percent of our operating income, as determined by our Board of Directors in their sole discretion at the end of each calendar year.  In the event that we terminate Mr. Chalhoub’s employment without cause, we are required to provide 90 days’ notice and pay Mr. Chalhoub severance in an amount equal to one times his base salary plus any bonus that he received in the most recently completed fiscal year, as well as full reimbursement for the cost of maintaining COBRA continuation coverage or its equivalent for the greater of one year or until Mr. Chalhoub is fully covered by a subsequent employer health care plan.  Under the agreement, we may terminate Mr. Chalhoub upon 30 days’ notice for cause which is defined to include the continued willful or grossly negligent failure to perform duties; breach of the non-competition and non-disclosure agreement; commission of fraud; non-adherence to our drug and substance abuse policies; and the conviction of certain categories of felony offenses.  In the event that Mr. Chalhoub resigns for good reason or within one year of a change in control, Mr. Chalhoub is entitled to receive the same severance that he would be entitled to if he were to have been terminated by the Company without cause.  Under Mr. Chalhoub’s employment agreement, good reason is defined to include diminished status or responsibilities.  Mr. Chalhoub has agreed not to compete with us in various markets for one year after he is no longer our employee.

Agreements with Mr. Lucks

We have entered into an employment agreement with John Lucks under which Mr. Lucks serves as our Vice President of Sales.  The agreement automatically renews for successive one year renewal terms every year, until either party delivers notice of termination at least 30 days prior to the first day of the applicable renewal term.  Under the agreement, Mr. Lucks is entitled to a minimum annual base salary of $221,200, plus benefits and reimbursement of reasonable business expenses.  Mr. Luck’s employment agreement, by its terms, is deemed to be automatically amended upon each base salary increase approved by the Board of Directors.  Mr. Lucks is also entitled to an annual bonus payable out of a cash bonus pool for Mr. Lucks and other key management personnel equal to ten percent of our operating income, as determined by our Board of Directors in their sole discretion at the end of each calendar year.  In the event that we terminate Mr. Lucks’s employment without cause, we are required to provide 90 days’ notice and pay Mr. Lucks severance in an amount equal to two times his base salary plus any bonus that he received in the most recently completed fiscal year, as well as full reimbursement for the cost of maintaining COBRA continuation coverage or its equivalent for the greater of one year or until Mr. Lucks is fully covered by a subsequent employer health care plan.  Under the agreement, we may terminate Mr. Lucks upon 30 days’ notice for cause which is defined to include the continued willful or grossly negligent failure to perform duties; breach of the non-competition and non-disclosure agreement; commission of fraud; non-adherence to our drug and substance abuse policies; and the conviction of certain categories of felony offenses.  In the event that Mr. Lucks resigns for good reason or within one year of a change in control, Mr. Lucks is entitled to receive the same severance that he would be entitled to if he were to have been terminated by the Company without cause.  Under Mr. Lucks’s employment agreement, good reason is defined to include diminished status or responsibilities.  Mr. Lucks has agreed not to compete with us in various markets for two years after he is no longer our employee.

Agreements with Mr. Ray

We have entered into an employment agreement with Gregory Ray under which Mr. Ray serves as our Vice President, Business Management.  The agreement automatically renews for successive one year renewal terms every year, until either party delivers notice of termination at least 30 days prior to the first day of the applicable renewal term.  Under the agreement, Mr. Ray is entitled to a minimum annual base salary of $195,500, plus benefits and reimbursement of reasonable business expenses.  Mr. Ray’s employment agreement, by its terms, is deemed to be automatically amended upon each base salary increase approved by the Board of Directors.  Mr. Ray is also entitled to an annual bonus payable out of a cash bonus pool for Mr. Ray and other key management personnel equal to ten percent of our operating income, as determined by our Board of Directors in their sole discretion at the end of each calendar year.  In the event that we terminate Mr. Ray’s employment without cause, we are required to provide 90 days’ notice and pay Mr. Ray severance in an amount equal to two times his base salary plus any bonus that he received in the most recently completed fiscal year, as well as full reimbursement for the cost of maintaining COBRA continuation coverage or its equivalent for the greater of one year or until Mr. Ray is fully covered by a subsequent employer health care plan.  Under the agreement, we may terminate Mr. Ray upon 30 days’ notice for cause which is defined to include the continued willful or grossly negligent failure to perform duties; breach of the non-competition and non-disclosure agreement; commission of fraud; non-adherence to our drug and substance abuse policies; and the conviction of certain categories of felony offenses.  In the event that Mr. Ray resigns for good reason or within one year of a change in control, Mr. Ray is entitled to receive the same severance that he would be entitled to if he were to have been terminated by the Company without cause.  Under Mr. Ray’s employment agreement, good reason is defined to include diminished status or responsibilities or if Mr. Ray is no longer directly reporting to Mr. Chalhoub.  Mr. Ray has agreed not to compete with us in various markets for two years after he is no longer our employee.

Agreements with Mr. Hillstrom

We have entered into an employment agreement with Mr. Hillstrom, under which Mr. Hillstrom serves as our Vice President of Operations.  Mr. Hillstrom is not entitled to any cash severance or continuation of benefits.  Mr. Hillstrom’s employment agreement does not set a minimum base salary.  Mr. Hillstrom is entitled to an annual bonus payable out of a cash bonus pool for Mr. Hillstrom and other key management personnel equal to ten percent of our operating income, as determined by our Board of Directors in their sole discretion at the end of each calendar year.  Mr. Hillstrom has agreed not to compete with us in various markets for one year after he is no longer our employee.

Potential Payments Upon Termination

The tables below reflect the amount of compensation to each of the named executive officers in the event of termination of his employment arrangement with the Company.  The amount of compensation payable to each named executive officer upon termination by the Company without cause, resignation by the executive for good reason, resignation by the executive without good reason, termination by the Company for cause or termination by the Company in the event of disability or death of the person is shown below.  The amounts shown assume that such termination was effective as of January 3, 2009, and thus includes amounts earned through such time and are estimates of the amounts which would be paid upon termination.  The actual amounts to be paid out can only be determined at the time of termination.  Payments due upon a change in control are discussed above under “Employment Agreements and Potential Payments upon Termination or Change-In-Control.”

Name	Base Salary	Non-Equity Incentive Plan(1)		Benefit Continuation(2)	Total
Joseph Chalhoub
without cause	$355,000	$68,362		$12,228	$435,590
for good reason	$355,000	$68,362		$12,228	$435,590
without good reason	$29,583 (3)	—		—	$29,583
for cause	$29,583 (3)	—		—	$29,583
disability	$355,000	$68,362	(5)	$12,228	$435,590
death	—	$68,362	(6)	—	$68,362
John Lucks
without cause	$442,400 (4)	$36,754		$12,228	$491,382
for good reason	$442,400 (4)	$36,754		$12,228	$491,382
without good reason	$18,433 (3)	—		—	$18,433
for cause	$18,443 (3)	—		—	$18,433
disability	$221,200	$36,754	(5)	$12,228	$270,182
death	—	$36,754	(6)	—	$36,754
Gregory Ray
without cause	$391,000 (4)	$30,616		$12,228	$433,844
for good reason	$391,000 (4)	$30,616		$12,228	$433,844
without good reason	$16,292 (3)	—		—	$16,292
for cause	$16,292 (3)	—		—	$16,292
disability	$195,500	$30,616	(5)	$12,228	$238,344
death	—	$30,616	(6)	—	$30,616
Tom Hillstrom(7)	—	—		—	—

____________

(1)	Calculated based on the bonus paid in fiscal 2010 but earned in fiscal 2009.

(2)	Entitled to the greater of one year of COBRA reimbursement or until fully covered by a subsequent employer’s health care plan.

(3)	Entitled to base salary through notice period which is a minimum of 30 days.

(4)
Upon termination without cause by the Company or termination for good reason by Messrs. Lucks or Ray, Messrs. Lucks and Ray are entitled to two times their base salary of $221,200 and $195,500, respectively, plus the other amounts listed in the table above.

(5)	Entitled to full amount of bonus for the year in which the disability occurs.

(6)	Entitled to ratable portion of bonus to date of death.

(7)	Mr. Hillstrom is not entitled to any cash severance or continuation benefits.

NON-EMPLOYEE DIRECTOR COMPENSATION

Directors who are employees receive no additional compensation for serving on the Board.  Our non-employee directors receive annual cash compensation of $25,000 and restricted stock awards having a value of $25,000.  The Chair of the audit committee receives an additional $7,500 annual cash retainer and the Chairs of the compensation and nominating committees each receive an additional $5,000 cash retainer.  The restricted stock awarded to directors vests one year after the date of grant.  We also reimburse the directors for reasonable expenses that they incur in attending Board or committee meetings and have entered into indemnification agreements with each of our directors.

In fiscal 2009, we provided the following compensation to non-employee directors.  Mr. Chalhoub is a director, but receives no director-related compensation since he is an employee.

Name	Fees Earned or Paid in Cash($)	Stock Awards($)(1)	Total($)
Donald Brinckman	25,000	25,000	50,000
Bruce Bruckmann	30,000	25,000	55,000
Carmine Falcone	25,000	25,000	50,000
Fred Fehsenfeld Jr.	25,000	25,000	50,000
Charles E. Schalliol	30,000	25,000	55,000
Robert W. Willmschen Jr.	32,500	25,000	57,500
____________

(1)
Reflects the aggregate grant date fair market value during the year in accordance with FASB Topic 718.  In fiscal 2009, a total of 16,662 shares of the Company's common stock was issued pursuant to restricted stock awards for Board services (2,777 shares per non-employee director).  On the grant date, the fair value of these awards was $9.00 per share.

RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Procedures for Approval of Related Party Transactions

In March 2009, our Board of Directors adopted written related party transaction policies and procedures which require that all “interested transactions” with “related parties” (each as defined below) be subject to approval or ratification in accordance with the procedures set forth therein.  The audit committee reviews the material facts of all interested transactions and either approves or disapproves of the entry into the transaction.  If advanced approval of an interested transaction is not feasible, the transaction is reviewed and, if the audit committee determines it to be appropriate, ratified at that committee’s next scheduled meeting.  In determining whether to approve or ratify an interested transaction, the audit committee takes into account, among other appropriate factors, the extent of the related party’s interest in the transaction and whether the interested transaction is on terms no less favorable than terms generally available to unaffiliated third parties under similar circumstances.  Directors may not participate in any discussion or approval of an interested transaction for which they are a related party.

The audit committee has pre-approved or ratified the following categories of interested transactions:

•	Any employment by the Company of an executive officer of the Company if:

•	The related compensation is required to be reported in the Company’s Proxy Statement under the SEC’s compensation disclosure requirements, or

•
The executive officer is not an immediate family of another executive officer or director of the Company, the related compensation would be reported in the Company’s Proxy Statement under the SEC’s compensation disclosure requirements if the executive officer was a named executive officer and the compensation committee approved (or recommended that the Board approve) such compensation;

•	Any compensation paid to a director if the compensation is required to be reported in the Company’s Proxy Statement under the SEC’s compensation disclosure requirements;

•
Any transaction with another company in which the related person’s only relationship is as a non-executive employee, director or beneficial owner of less than 10% of that company’s shares, if the amount involved does not exceed the greater of $1,000,000 or 2% of that company’s total annual revenues;

•
Any charitable contribution by the Company to a charitable organization, foundation or university at which a related person’s only relationship is as a non-executive employee or director, if the amount involved does not exceed the lesser of $100,000 or 2% of the charitable organization’s total annual receipts;

•	Any transaction where the related person’s interest arises solely from the ownership of the Company common stock and all holders of common stock received the same benefit on a pro rata basis; and

•	Any transaction with a related party involving services as a bank depositary of funds, transfer agent, registrar, trustee under an indenture or similar services.

In addition, the Board has delegated to the Chair of the audit committee the authority to pre-approve or ratify any interested transaction with a related party in which the aggregate amount is expected to be less than $1,000,000.

 An “interested transaction” is any transaction, arrangement or relationship, or series of similar transactions, arrangements or relationships, in which:

•	The aggregate amount involved will or may be expected to exceed $100,000 in any calendar year;

•	The Company is a participant; and

•	Any “related party” has or will have a direct or indirect interest (other than solely as a result of being a director or less than 10% beneficial owner of another entity).

A “related party” covered by the policy is any:

•
Person who was or is (since the beginning of the last fiscal year for which the Company has filed an Annual Report on Form 10-K or Proxy Statement) an executive officer, director or nominee for election as a director;

•	Greater than 5% beneficial owner of common stock; or

•
Immediate family member of the foregoing, which includes a person’s spouse, parents, stepparents, children, stepchildren, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, and brothers- and sisters- in law and anyone residing in such person’s home (other than tenants or employees).

Transactions with Related Persons

The following transactions were reviewed and approved by our audit committee under the Related Party Transaction Policies and Procedures.

Relationship with The Heritage Group

Our operating subsidiary, Heritage-Crystal Clean, LLC, was spun out of Heritage Environmental Services, an affiliate of our largest stockholder, The Heritage Group (“Heritage”), in 1999.  Since 1999, we have had many transactions with affiliates of Heritage.  In fiscal 2009, we generated sales of $326,131 from product sales and services to Heritage Environmental Services and incurred expenses of $1,370,419 from waste transportation and disposal services, rent for facility use, and various advisory and administrative services performed by Heritage Environmental Services.  In addition, in fiscal 2009, we generated sales of $1,110,608 and incurred expenses of $2,131,141 with other affiliates of Heritage.  We believe that the aggregate price we pay and price we charge Heritage for services and revenue is approximately what we would pay and receive for such services from third parties in arms-length transactions.

Employee Benefit Plan

The employees of our operating subsidiary Heritage-Crystal Clean, LLC participate in a defined contribution 401(k) benefit plan sponsored by an affiliate of Heritage.  Participants in this plan are allowed to contribute 1% to 70% of their pre-tax earnings up to relevant IRS limitations to the plan.  The Company matches 100% of the first 3% contributed by the participant and 50% of the next 2% contributed by the participant for a maximum contribution of 4% per participant.  The matching expense for this plan was $630,433 in fiscal 2009.

Workers’ Compensation

We participate in a workers’ compensation group insurance program with affiliates of Heritage.  In connection with our insurance program for workers’ compensation, we contribute payments to an affiliate of Heritage.  Payments under the group insurance program for workers’ compensation totaled $615,567 in fiscal 2009, $293,668 in fiscal 2008 and $324,439 in fiscal 2007.

Employment of Frank S. Fehsenfeld

Frank S. Fehsenfeld, the brother of Fred Fehsenfeld, Jr., a director, is employed by us as a Director of Sales - Solvents and in such capacity earned approximately $130,000 in fiscal 2009 (including base salary, bonus and car allowance).

Heritage Participation Rights

Simultaneous with the completion of the initial public offering in fiscal 2008, we entered into a Participation Rights Agreement with Heritage, pursuant to which Heritage received the option to participate, pro rata based on its percentage ownership interest in our common stock, in any future equity offerings for cash consideration, including (i) contracts with parties for equity financing (including any debt financing with an equity component) and (ii) issuances of equity securities or securities convertible, exchangeable or exercisable into or for equity securities (including debt securities with an equity component). If Heritage exercises its rights with respect to all future offerings, it will be able to maintain its percentage ownership interest in our common stock.  The Participation Rights Agreement does not have an expiration date.  Heritage will not be required to participate or exercise its right of participation with respect to any future offerings.  Heritage’s right to participate will not apply to certain future offerings of securities that are not conducted to raise or obtain equity capital or cash such as stock issued as consideration in a merger or consolidation, in connection with strategic partnerships or joint ventures, or for the acquisition of a business, product, license or other assets by us.

REPORT OF THE AUDIT COMMITTEE

The audit committee oversees our financial reporting process on behalf of the Board.  Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls.  In fulfilling its oversight responsibilities, the audit committee has reviewed and discussed our audited consolidated financial statements for fiscal year 2009 and the reports of Grant Thornton LLP, our independent registered public accounting firm, on those financial statements with management and Grant Thornton LLP, including a review and discussion of the quality, not just the acceptability, of our accounting principles; the reasonableness of significant estimates and judgments; and the clarity of disclosures in our financial statements, including the disclosures relating to critical accounting policies.

In addition, the audit committee has reviewed and discussed with Grant Thornton LLP the matters required to be discussed by Statement on Auditing Standards No. 114, “The Auditors Communication with those charged with Governance,” as amended.  In addition, the audit committee has discussed with Grant Thornton LLP their independence from management and us, and has received the written disclosures and the letter from Grant Thornton LLP required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant's communications with the audit committee concerning independence and has considered whether the services rendered by Grant Thornton LLP or its affiliates with respect to tax and non-audit services are compatible with maintaining their independence.

The audit committee also reviewed management’s report on its assessment of the effectiveness of our internal control over financial reporting and the independent registered public accounting firm’s report on the effectiveness of our internal control over financial reporting.

 The audit committee discussed with our independent registered public accounting firm the overall scope and plans for its audit.  The audit committee meets with our independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of our internal control, including internal control over financial reporting, and the overall quality of our financial reporting.

In reliance on the reviews and discussions referred to above, the audit committee recommended to the Board of Directors and the Board has approved the inclusion of the audited financial statements and management’s assessment of the effectiveness of our internal control over financial reporting in the Annual Report on Form 10-K for the year ended January 2, 2010 for filing with the SEC.  The audit committee has also approved the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year 2010.

Respectfully Submitted By:

The Audit Committee

Robert W. Willmschen, Jr., Chair
Carmine Falcone, member
Charles E. Schalliol, member

PROPOSAL 2:

RATIFICATION OF THE APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee has appointed Grant Thornton LLP (“Grant Thornton”) as our independent registered public accounting firm for fiscal 2010.  The Board and the audit committee recommend that shareholders ratify the appointment of Grant Thornton  as our independent registered public accounting firm for fiscal year 2010.  Although we are not required to do so, we believe that it is appropriate to request that shareholders ratify this appointment.  If shareholders do not ratify the appointment, the audit committee will investigate the reasons for the shareholders’ rejection and reconsider the appointment.  Representatives of Grant Thornton  will be at the Annual Meeting, will be given the opportunity to make a statement, and will be available to respond to questions.

Unless otherwise instructed, the proxy holders will vote the proxies received by them “FOR” approval of the ratification of the appointment of Grant Thornton.  The ratification of the appointment will be approved by our shareholders if, at the Annual Meeting, a quorum is present and a majority of the shares present in person or represented by proxy and entitled to vote on the proposal are voted in favor of the proposal.

The Board recommends a vote FOR approval of the ratification of the appointment of Grant Thornton as our independent registered public accounting firm for the fiscal year 2010.

______________________

PROPOSAL 3:

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK FROM 15,000,000 TO 18,000,000

Our Amended and Restated Certificate of Incorporation currently authorizes 15,500,000 shares of capital stock, 15,000,000 of which are currently designated as Common Stock and 500,000 of which are currently undesignated as Preferred Stock, for which the Board of Directors has the authority to establish, in its discretion from time to time, the voting rights and other designations, preferences, rights, qualifications, limitations and restrictions.

The Board of Directors has unanimously approved and adopted, subject to shareholder approval, a proposed Amendment to our Amended and Restated Certificate of Incorporation, providing for an increase in the authorized number of shares of Common Stock from 15,000,000 to 18,000,000.

As of March 31, 2010, the record date, there were [    •    ] shares of Common Stock outstanding, held by approximately [    •    ] shareholders of record.  In addition, as of March 31, 2010, we had the authority to issue options to purchase up to [    •    ] shares of Common Stock pursuant to our 2008 Omnibus Incentive Plan, and [    •    ] pursuant to our Employee Stock Purchase Plan of 2008.  No Preferred Stock is outstanding.

If this proposal is approved by our shareholders, the Amendment to our Amended and Restated Certificate of Incorporation will become effective upon the filing of Certificate of Amendment with the Delaware Secretary of State, which filing would be expected to take place as soon as practicable following the meeting.

The Board of Directors believes it is desirable for the Company to have the flexibility to issue additional shares of Common Stock in excess of the amount which is currently authorized without further shareholder action.  The additional shares of Common Stock will be available for issuance from time to time, including for a stock split or dividend, raising capital through the sale of Common Stock or as consideration in connection with acquisitions and for attracting and retaining valuable employees by issuing additional stock options or restricted stock.  While the Board of Directors continually considers the Company's capital structure and various financing alternatives, the Board has no commitments to issue any additional shares of common stock at this time. The Company has announced that it is exploring the construction of a used oil re-refinery.  Such a project would require the Company to incur significant capital costs.  The Company could seek to finance these costs through debt or equity financing; however the Board does not have any such commitments at this time.  The Board of Directors will determine whether, when and on what terms the issuance of shares may be warranted in connection with its capital structure.

As is the case with the current authorized but unissued shares of Common Stock, the additional shares of Common Stock authorized by this proposed amendment could be issued upon approval by the Board of Directors without further vote of our shareholders except as may be required in particular cases by our Amended and Restated Certificate of Incorporation, applicable law, regulatory agencies or the rules of the Nasdaq Stock Market.  Under our Amended and Restated Certificate of Incorporation, shareholders do not have preemptive rights to subscribe to additional securities that may be issued by the Company, which means that current stockholders do not have a prior right to purchase any new issue of Common Stock in order to maintain their proportionate ownership interest in the Company.  Under the Participation Rights Agreement, between us and The Heritage Group, The Heritage Group has the right to participate in future equity offerings of common stock by us.  The Participation Rights Agreement is discussed above under “Relationships and Related Person Transactions—Heritage Participation Rights.”  If we issue additional shares of Common Stock or securities convertible into or exercisable for Common Stock, such issuance would have a dilutive effect on the voting power and could have a dilutive effect on the earnings per share of the Company’s currently outstanding shares of Common Stock.  Additionally, the Company has no current intention of using additional shares of Common Stock as an anti-takeover defense, however, such an issuance could be used to create impediments to or otherwise discourage persons attempting to gain control of the Company (through dilutive offerings or otherwise).

The affirmative vote of a majority of all shares entitled to vote thereon shall be required for approval of the proposed amendment to the Amended and Restated Certificate.  Since abstentions and broker non-votes are not affirmative votes, they will have the effect of votes against the proposal.

The Board recommends a vote FOR the proposal to amend our Amended and Restated Certificate of Incorporation.

______________________

Fees Paid to Independent Registered Public Accounting Firm

Set forth below is a summary of fees for professional services by Grant Thornton LLP and KPMG LLP in fiscal 2009 and fiscal 2008.

Grant Thornton LLP
	2009	2008
Audit Fees	$283,806	$125,646
Audit-Related Fees	—	—
Tax Fees	$107,930	$71,828
All Other Fees	$29,600	$28,219
Total	$421,336	$225,693

KPMG LLP
	2009	2008
Audit Fees	—	$252,905
Audit-Related Fees	—	$5,136
Tax Fees	—	$15,800
All Other Fees	$10,000	—
Total	$10,000	$273,841

Audit Fees.  Audit fees primarily consist of professional services rendered for the audit of our annual financial statements and the review of our quarterly financial statements included in our Quarterly Reports on Form 10-Q. Audit fees also include professional services rendered in connection with periodic reports and registration statements we filed with the SEC (for example, the registration statement filed in connection with our initial public offering).

Audit-Related Fees.  Audit-related fees consist of travel and supplies.

Tax Fees.  Tax fees consist of fees billed for professional services rendered for tax compliance and tax planning and consulting.

All Other Fees.  All other fees consist of review of the tax implications of our land and property purchase in Indianapolis, Indiana in fiscal 2009 and Key Employee Membership Interest Trust “KEMIT” in fiscal 2008.

Approval of Services Provided by Independent Registered Public Accounting Firm

The audit committee is responsible for the appointment, compensation and oversight of the work of our independent registered public accounting firm.  The audit committee has adopted a policy requiring the pre-approval of any audit services and non-audit services performed by the Company’s independent registered public accounting firm to ensure that such services do not impair the firm’s independence.  This policy requires that, unless a proposed service has received general pre-approval by the audit committee, it will require specific pre-approval if it is to be performed by the Company’s independent registered public accounting firm.  The audit committee may preapprove for up to one year in advance the provision of particular types of permissible routine and recurring audit-related, tax and other non-audit services, in each case described in reasonable detail and subject to a specific annual monetary limit also approved by the audit committee.  The audit committee must be informed about each such service that is actually provided.  In cases where a service is not covered by one of those approvals, the service must be specifically preapproved by the audit committee no earlier than one year prior to the commencement of the service.  In addition, the audit committee has delegated to the Chair of the audit committee the authority to grant the approvals required by this policy for services that are estimated to cost no more than the greater of $20,000 or 10% of the fees paid to the auditor for the fiscal year preceding the year that the services are to be provided.  All requests or applications for services to be provided by the independent auditor must be submitted to our chief financial officer, who determines whether such services are included within the list of services that have received general pre-approval or whether they require specific pre-approval by the audit committee.

The audit committee has considered whether the nature of the services provided by Grant Thornton and KPMG for tax and non-audit services are compatible with maintaining the nature of the firm’s independence and has determined that such services are compatible with the provision of independent audit services.  All of the services performed by Grant Thornton in fiscal year 2009 were pre-approved in accordance with the policy adopted by the audit committee as described above.

SHAREHOLDER PROPOSALS

Shareholder proposals intended to be presented at the 2011 Annual Meeting of Shareholders must be received by the Company no later than December 25, 2010 in order to be considered for inclusion in the Company’s annual meeting Proxy Statement next year.  Upon receipt of any such proposal, the Company will determine whether or not to include such proposal in the Proxy Statement and proxy in accordance with regulations governing the solicitation of proxies.  Shareholders who wish to submit a proposal not intended to be included in the Company’s annual meeting Proxy Statement but to be presented at next year’s annual meeting, or who propose to nominate a candidate for election as a director at that meeting, are required by the Company’s bylaws to provide notice of such proposal or nomination to the principal executive office of the Company.  This notice must be delivered to the Company no later than the close of business on February 25, 2011, but no earlier than the close of business on January 26, 2011, to be considered for a vote at next year’s annual meeting.  The notice must contain the information required by the Company’s bylaws.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

Some banks, brokers, and other nominee record holders may be participating in the practice of “householding” Proxy Statements and Annual Reports.  This means that only one copy of this Proxy Statement and the Annual Report to Shareholders for fiscal 2009 may have been sent to multiple shareholders in your household.  If you would prefer to receive separate copies of a Proxy Statement or the Annual Report to Shareholders for fiscal 2009 either now or in the future, please contact your bank, broker or other nominee.  Upon written or oral request to Heritage-Crystal Clean, Inc., Attn: Corporate Secretary, 2175 Point Boulevard, Suite 375, Elgin, Illinois  60123, we will provide copies of these materials.

AVAILABILITY OF CERTAIN DOCUMENTS

Heritage-Crystal Clean, Inc. maintains a website at www.crystal-clean.com.  Our bylaws, Code of Business Conduct and Ethics, Audit Committee Charter, Compensation Committee Charter, Nominating Committee Charter and Policy on Complaint Procedures for Accounting and Audit Matters are available on this website under “Investor Relations” and “Corporate Governance.”  In addition, you may obtain a copy of any of these documents without charge by sending a request to Heritage-Crystal Clean, Inc., Attn: Corporate Secretary, 2175 Point Boulevard, Suite 375, Elgin, Illinois  60123.  Our website is not incorporated into or a part of this Proxy Statement.

We will furnish without charge to each person whose proxy is solicited, upon written request, a copy of our Annual Report filed with the SEC, including the financial statements and financial statement schedules.  Any written request should be directed to Investor Relations, Heritage-Crystal Clean, Inc., Attn: Corporate Secretary, 2175 Point Boulevard, Suite 375, Elgin, Illinois  60123.

OTHER MATTERS

The Board of Directors does not intend to present to the Annual Meeting any business other than the items stated in the "Notice of Annual Meeting of Shareholders" and does not know of any other matters to be brought before or voted upon at the meeting other than those referred to above.  If any other matters properly come before the meeting, it is the intention of the proxies named in the enclosed Proxy to vote the shares represented thereby with respect to such matters in accordance with their best judgment.

Whether or not you expect to attend the meeting, please sign the proxy and return it in the enclosed stamped envelope.

[ X ] PLEASE MARK VOTES AS IN THIS EXAMPLE	REVOCABLE PROXY Heritage-Crystal Clean, Inc.	For	With- hold	For All Except

ANNUAL MEETING OF SHAREHOLDERS
MAY 6, 2010
The undersigned hereby appoints Joseph Chalhoub and Gregory Ray, and either of them, with full power of substitution, as Proxies for the shareholder, to attend the Annual Meeting of the Shareholders of Heritage-Crystal Clean, Inc. (the “Company”), to be held at the Holiday Inn located at 495 Airport Road, Elgin Illinois 60123 on May 6, 2010 at 10:00 A.M., Central Time, and any adjournments or postponements thereof, and to vote all shares of the common stock of the Company that the shareholder is entitled to vote upon each of the matters referred to in the Proxy and, at their discretion, upon such other matters as may properly come before this meeting. The undersigned hereby revokes any other proxy executed previously for the 2010 Annual Meeting of Shareholders.

This Proxy, when properly executed, will be voted in the manner the undersigned shareholder directs on this card. If you sign and return this Proxy but do not specify otherwise, this Proxy will be voted FOR each of the proposals listed on this card. Therefore, to direct a vote FOR each of the proposals, you need not mark any box. Simply sign, date and return this Proxy.

Please be sure to date and sign
this proxy card in the box below

_______________________
Date

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Sign above
	1. The election as Class II directors of all nominees listed each with terms expiring at the 2013 Annual Meeting (except as marked to the contrary below):	[ ]	[ ]	[ ]
Donald Brinckman and Charles E. Schalliol

INSTRUCTION: To withhold authority to vote for any individual nominee, mark “For All Except” and write that nominee’s name in the space provided below.

		For	Against	Abstain

	2. To ratify the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for the fiscal year 2010.	[ ]	[ ]	[ ]
3. To amend the Amended and Restated Certificate of Incorporation to increase the number of authorized shares of Common Stock of the Company from 15,000,000 shares to 18,000,000 shares.

4. To consider and transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE LISTED PROPOSALS.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS.

The undersigned acknowledges receipt from the Company prior to the execution of this proxy of a Notice of Meeting, of a Proxy Statement dated April [    •    ], 2010 and the Annual Report on Form 10-K for fiscal year 2009.

This Proxy, when properly executed, will be voted in the manner directed herein by the shareholder of record. If no direction is made, this Proxy will be voted FOR all Proposals.

Detach above card, sign, date and mail in postage paid envelope provided. Heritage-Crystal Clean, Inc.

PLEASE ACT PROMPTLY PLEASE COMPLETE, DATE, SIGN, AND MAIL THIS PROXY CARD PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.
Please sign exactly as your name appears on this card. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.

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